Exhibit 99.1

Media	Investors
Janis Smith	Bob Strickland	Jim Rowe
415-396-7711	415-396-0523	415-396-8216
Wells Fargo Expects Record First Quarter Earnings of
Approximately $3 Billion
Strong business momentum at Wells Fargo and Wachovia, including
$190 billion in mortgage applications
SAN FRANCISCO, April 9, 2009 — Wells Fargo & Company (NYSE: WFC) said today it expects to report record net income of approximately $3 billion for first quarter 2009, or approximately $0.55 per common share after preferred dividends, including $372 million in dividends paid to U.S. taxpayers on the U.S. Treasury’s Capital Purchase Program investment. The Company will report its financial results on April 22, 2009.
Record profits: “Our business momentum is strong, and we expect our operating margins to remain at the top of our peer group,” said Chief Executive Officer John Stumpf. Expected results include:
•	Total revenue of $20 billion, including another quarter of double-digit revenue growth at legacy Wells Fargo, up an estimated 16 percent;
•	Strong operating results at legacy Wachovia;
•	Solid operating margins with consolidated net interest margin of approximately 4.1 percent and efficiency ratio of approximately 56 percent;
•	Combined net charge-offs of $3.3 billion, compared with fourth quarter net charge-offs totaling $2.8 billion at legacy Wells Fargo and $3.3 billion at legacy Wachovia;

•	Provision expense of approximately $4.6 billion, including $1.3 billion credit reserve build, bringing the allowance for credit losses to $23 billion; and
•	Pre-tax pre-provision profit of approximately $9.2 billion.
“Business momentum in the quarter reflected strength in our traditional banking businesses, strong capital markets activities, and exceptionally strong mortgage banking results — $100 billion in mortgage originations, with a 41 percent increase in the unclosed application pipeline to $100 billion at quarter end, an indication of strong second quarter mortgage originations,” said Chief Financial Officer Howard Atkins.
Wells Fargo continued to extend significant amounts of credit to U.S. taxpayers in first quarter 2009. “Our commitment to serving credit-worthy consumer, small business and commercial customers has continued throughout the credit crisis,” said Atkins, “and, in fact, accelerated during the quarter and we’re providing significant support to U.S. homeowners.” Highlights include:
•	Approximately $175 billion in loan commitments, mortgage originations and mortgage securities purchases in the first quarter;
•	$190 billion in mortgage applications for over 800,000 homeowners in the first quarter, up 64 percent from prior quarter, including record $83 billion applications in March;
•	Funded over $100 billion in mortgage loans, helping over 450,000 homeowners either purchase a home or lower their payments through refinancing;
•	Over 150,000 mortgage solutions in the first quarter to help homeowners remain in their homes; and
•	More than $225 billion of credit extended to U.S. taxpayers since early last October, nine times the amount received from U.S. taxpayers through the U.S. Treasury’s Capital Purchase Program investment.

Wachovia acquisition exceeding expectations. “Wachovia’s outstanding franchise has proven to be everything we thought it would be when we announced this acquisition, and the financial contribution from Wachovia exceeded our expectations in the first quarter,” said Stumpf. Highlights include:
•	Strong revenue contribution from legacy Wachovia, about 40 percent of combined revenue;
•	Loan, deposit and client asset business activity has resumed and customers are returning; positive consumer and small business checking account growth;
•	Reconfirming $5 billion of expected annual merger-related expense savings, which will begin emerging in the second quarter and are expected to be fully realized upon completion of the integration; and
•	Purchase accounting adjustments overall remain in line with December 31, 2008, marks.
“Wells Fargo’s business model typically produces above-peer revenue growth particularly during difficult economic times like these when others in the industry are incurring losses on activities in which we did not participate,” said Atkins. “With the acquisition of Wachovia, we’re now serving almost one of every three U.S. households. Revenue synergies from cross-sell are a huge opportunity much like the Wells Fargo-Norwest merger ten years ago.”
Tangible common equity (TCE) ratio expected to increase in first quarter. Tangible common equity is expected to be above 3.1 percent of tangible assets at March 31, 2009. The 85 percent reduction in the Company’s common stock dividend from $0.34 per share to $0.05 per share announced on March 6, 2009, will benefit retained earnings by about $1.25 billion in additional common equity per quarter, the equivalent of about 10 basis points of TCE per quarter, beginning in the second quarter.

Cautionary Statement About Preliminary Results and Other Forward-Looking Information
In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, all measures of first quarter 2009 financial results and condition contained in this news release, including revenue, net income, earnings per share, pre-tax pre-provision profit, net charge-offs, provision expense, net interest margin, efficiency ratio, mortgage originations and applications, loan commitments, various credit quality metrics, and tangible common equity ratio, are preliminary and reflect our expected first quarter 2009 financial results and condition as of the date of this news release. Actual reported first quarter 2009 financial results and condition may vary significantly from those expectations because of a number of factors, including additional or revised information, subsequent events, including credit downgrades, that may affect the fair value of assets at March 31, 2009, and changes in accounting standards or policies or in how those standards are applied. We also caution you that this news release contains additional forward-looking statements about the Company including expected second quarter 2009 mortgage originations and expected annual merger-related expense savings. For a discussion of factors that may adversely affect our financial results and condition and cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Any factor described in this news release or in any report referred to in this news release could, by itself or together with one or more other factors, adversely affect the Company’s financial results and condition. The Company will provide additional discussion and analysis and other important information about its first quarter 2009 financial results and condition when it reports actual results on April 22, 2009.
About Wells Fargo
Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 11,000 stores, over 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally.
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